Exhibit 99.1

Ladder Capital Corp Announces Payment of Fourth Quarter 2015 Dividend to Holders of Class A Common Stock

NEW YORK--(BUSINESS WIRE)--January 21, 2016--Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) today announced that it has completed the payment of its previously-announced fourth quarter 2015 dividend of $1.45 per share of Class A common stock. The dividend was paid in a combination of cash and stock on January 21, 2016 to stockholders of record as of the close of business on December 10, 2015.

In payment of the dividend, Ladder issued 5,607,762 shares of its Class A common stock, par value $0.01 per share, and paid approximately $15.5 million in cash to its Class A shareholders. The number of shares issued was determined based on the volume weighted average price of the Company’s common stock for the three trading days commencing on January 11, 2016, or $11.430533 per share.

Class A shareholders electing cash will receive $0.334589 in cash plus 0.097582 shares of the Company’s Class A common stock, per share of Class A common stock held on the record date, which together represents $1.45 per share of Class A common stock. Class A shareholders electing stock or not making an election will receive 0.126853 shares of the Company’s Class A common stock, per share of Class A common stock held on the record date, which represents $1.45 per share of Class A common stock. Stockholders will also receive cash in lieu of fractional shares.

In total, in connection with the dividend, Ladder issued 5,607,762 shares of Class A common stock and 4,468,031 shares of Class B common stock. Each of Series REIT and Series TRS of Ladder Capital Finance Holdings LLLP, Ladder’s consolidated subsidiary, issued 10,075,793 Series LP units corresponding to these Class A and Class B shares.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical facts, and involve certain risks and uncertainties, as well as assumptions. Investors are cautioned to review the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the Securities and Exchange Commission.

CONTACT:
Investors
Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com